PRESS RELEASE

Columbia Equity Trust, Inc. [Logo]	1750 H Street, NW Suite 500 Washington, D.C. 20006 Tel (202) 303 — 3080

________________________________________________

Columbia Equity Trust, Inc. Announces $16.0 million Acquisition

Washington, D.C., December 12, 2005 – Columbia Equity Trust, Inc. (NYSE: COE) announced today that it acquired Oakton Corporate Center in Oakton, Virginia for a purchase price of $16.0 million.

Oakton Corporate Center is an approximately 65,000 square foot office building. The building is currently 100% leased to three high quality tenants: Vance International, General Dynamics Advanced Information Systems and SunTrust Mortgage. Located near the intersection of Interstate 66 and Route 123 and centrally located within Fairfax County, the property has excellent access to the entire Washington, D.C. metropolitan area.

The acquisition of Oakton Corporate Center expands Columbia’s current holdings in the Fairfax Center/City sub-market which now total four buildings consisting of over 390,000 square feet of space.

Oakton Corporate Center had been part of a two property portfolio (the “ELV Portfolio”) that Columbia had under contract for acquisition. The Company previously disclosed that it had terminated its right to acquire the second property. The purchase of Oakton Corporate Center was funded with proceeds from the Company’s revolving credit facility.

Oakton Corporate Center is expected to generate a first-year net operating income-to-purchase price return (cash basis) of approximately 7.0%.

About Columbia Equity Trust, Inc.

Columbia is a self-advised, self-managed Maryland corporation focused on the acquisition, development, renovation, repositioning, ownership, management and operation of commercial office properties located predominantly in the Greater Washington, D.C. area. For additional information please visit our web site at http://www.columbiareit.com.

Forward Looking Statements

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of its business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the office industry in particular. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For a further discussion of these and other factors that could impact the Company’s future results, performance, achievements or transactions, see the documents filed by the Company from time to time with the Securities and Exchange Commission, and in particular the section titled, “Risk Factors” in the Company’s prospectus.

CONTACT

COLUMBIA EQUITY TRUST, INC.

JOHN SCHISSEL
CHIEF FINANCIAL OFFICER
202-303-3080